UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) February 13, 2014

Atlas Resource Partners, L.P.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction

of Incorporation)

1-35317	45-3591625
(Commission File Number)	(IRS Employer Identification No.)

Park Place Corporate Center One 1000 Commerce Drive, Suite 400 Pittsburgh, PA	15275
(Address of Principal Executive Offices)	(Zip Code)

800-251-0171

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On February 13, 2014, ARP Mountaineer Production, LLC (“ARP Mountaineer”), a wholly owned subsidiary of Atlas Resource Partners, L.P. (the “Partnership”), entered into a definitive Asset Purchase Agreement (the “Purchase Agreement”) with GeoMet, Inc. (“GeoMet”), GeoMet Operating Company, Inc. (“Operator”), and GeoMet Gathering Company, LLC (“Gathering” and, together with GeoMet and Operator, the “Sellers”).

The Purchase Agreement provides for the acquisition (the “Acquisition”) of all of Sellers’ coalbed methane assets in the Appalachian Basin in Virginia and West Virginia (the “Assets”). The Acquisition constitutes a sale of substantially all of the Sellers’ assets, and, therefore, a vote of the GeoMet stockholders is required to approve the Acquisition. Subject to the terms and conditions of the Purchase Agreement, ARP Mountaineer will acquire the Assets for $107 million, with an effective date of January 1, 2014. The purchase price will be reduced by the amount of proceeds received by Sellers with respect to the Assets from the period beginning on January 1, 2014 through the closing, and increased by the amount of operating and certain other expenses incurred by Sellers with respect to the Assets during that period. The purchase price is also subject to other adjustments, including, among others, reductions for, subject to certain exceptions and limitations: the allocated value of certain Assets with respect to which third-party consents are not received prior to closing; the allocated value of certain Assets with respect to which preferential purchase rights are exercised prior to closing; and the value of title defects and environmental defects with respect to the Assets. The Partnership has provided an irrevocable guaranty of ARP Mountaineer’s performance of its obligations under the Purchase Agreement.

The Purchase Agreement contains customary representations and warranties of the parties and covenants of the Sellers to operate the Assets in the ordinary course until the Acquisition is completed, as well as covenants relating to employee matters, among other things. The closing of the Acquisition is subject to certain closing conditions, including the GeoMet stockholder vote, execution of a services agreement and all documentation required to assign the Assets to ARP Mountaineer. The Purchase Agreement also provides for the parties to indemnify each other with respect to certain matters, subject to certain temporal and financial limitations. The Purchase Agreement includes certain termination rights, including, among others, the right of either party to terminate: if the reduction in the purchase price for title and environmental defects exceeds 15% of the base purchase price; if the reduction in the purchase price for casualty losses exceeds 15% of the base purchase price; or if the closing has not occurred by September 30, 2014. In addition, the Purchase Agreement may be terminated (i) by ARP Mountaineer, if the GeoMet board of directors makes a change in recommendation regarding the Acquisition, (ii) by GeoMet, if the GeoMet board of directors elects to pursue a superior proposal, or (iii) by either ARP Mountaineer or GeoMet, if the GeoMet stockholders do not approve the Acquisition. Under certain circumstances, the termination of the Purchase Agreement will result in the payment of a termination fee to ARP Mountaineer.

The foregoing description of the Purchase Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the full text of such agreement, attached hereto as Exhibit 2.1 to this Current Report, which is incorporated herein by this reference.

Item 7.01.	Regulation FD Disclosure

On February 14, 2014, the Partnership issued a press release related to the foregoing. A copy of the press release is attached as Exhibit 99.1 to this Current Report. The information under this item in this Current Report, including the exhibit hereto, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section.

Item 8.01.	Other Events.

In connection with the execution of the Purchase Agreement, certain stockholders of GeoMet entered into a Voting Agreement for the benefit of ARP Mountaineer and the Partnership (the “Voting Agreement”). The stockholders that are party to the Voting Agreement own approximately 48.9% of the combined voting power of the common stock and preferred stock (on an as converted basis) treated as a single class and approximately 59.6% of the preferred stock voting power of GeoMet in the aggregate. The Voting Agreement generally requires that the stockholders party thereto vote all of their shares of GeoMet common stock and preferred stock, as applicable, in favor of the Acquisition and against alternative transactions, and generally prohibits them from transferring their shares. The Voting Agreement automatically terminates upon the earliest to occur of (1) the termination of the Purchase Agreement, (2) a change of recommendation by the GeoMet board of directors and (3) the closing of the transactions contemplated by the Purchase Agreement.

The foregoing summary of the Voting Agreement is subject to, and qualified in its entirety by, the full text of the document filed as Exhibit 99.2, which is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

(a) Financial statements of businesses acquired.

Not applicable.

(b) Pro forma financial information.

Not applicable.

(c) Shell company transactions.

Not applicable.

(d) Exhibits.

2.1	Asset Purchase Agreement, dated as of February 13, 2014, by and among GeoMet, Inc., GeoMet Operating Company, Inc., GeoMet Gathering Company, LLC and ARP Mountaineer Production, LLC. The exhibits and schedules to the Asset Purchase Agreement have been omitted pursuant to Item 601(b) of Regulation S-K. A copy of the omitted exhibits and schedules will be furnished to the U.S. Securities and Exchange Commission upon request.

99.1	Press release of Atlas Resource Partners, L.P., dated February 14, 2014.

99.2	Voting Agreement, dated as of February 13, 2014, by and among ARP Mountaineer Production, LLC, Atlas Resource Partners, L.P. and each of the persons listed on Annex I thereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ATLAS RESOURCE PARTNERS, L.P.

	By:	Atlas Resource Partners GP, LLC, its general partner

By:	/s/ Sean P. McGrath
Sean P. McGrath
Chief Financial Officer

February 18, 2014